UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)
                                     -------

                               EPIX Medical, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    26881Q10
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)

         [ ]  Rule 13d-1(c)

         [X]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 8 Pages

----------------------------------                   ---------------------------
|CUSIP NO.  26881Q10             |       13G        |   Page  2  of  8 Pages   |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME(S) OF REPORTING PERSON(S)                                     |
|        |  S.S. OR I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S)            |
|        |                                                                     |
|        |  Randall B. Lauffer                                                 |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |  Not Applicable                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  287,063                                          |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  659,601                                          |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  287,063                                          |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  659,601                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  946,664                                                            |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES                                                             |
|        |  Not applicable.                                                    |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  8.3%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  IN                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 2 of 8 Pages

----------------------------------                   ---------------------------
|CUSIP NO.  26881Q10             |       13G        |   Page  3  of  8 Pages   |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME(S) OF REPORTING PERSON(S)                                     |
|        |  S.S. OR I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S)            |
|        |                                                                     |
|        |  Lauffer Grantor Retained Annuity Trust                             |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |  Not Applicable                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  -0-                                              |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  596,935                                          |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  -0-                                              |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  596,935                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  596,935                                                            |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES                                                             |
|        |  Not applicable.                                                    |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  5.2%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  OO                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 3 of 8 Pages

Item 1(a)  Name of Issuer
           --------------

           EPIX Medical, Inc.


Item 1(b)  Address of Issuer's Principal Executive Offices
           -----------------------------------------------

           71 Rogers Street
           Cambridge, MA  02142

Item 2(a)  Name of Person Filing     Item 2(b)   Address of Principal
           ---------------------                 --------------------
                                                 Business Office
                                                 ---------------

           Randall B. Lauffer                    EPIX Medical, Inc.
                                                 71 Rogers Street
                                                 Cambridge, MA  02142

           Lauffer Grantor Retained              EPIX Medical, Inc.
            Annuity Trust                        c/o Randall B. Lauffer, Trustee
                                                 71 Rogers Street
                                                 Cambridge, MA 02142


Item 2(d)  Title of Class of Securities
           ----------------------------

           Common Stock, $.01 par value per share

Item 2(e)  CUSIP Number

           26881Q10

Item 3.    If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
           ---------------------------------------------------------------------
           (c), check whether the person filing is a
           -----------------------------------------

      (a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

      (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

      (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e) [ ] An investment Adviser in accordance with ss.240.13d-1(b)(1)(ii)(E).



                               Page 4 of 8 Pages

      (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

      (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G).

      (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

      (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C.80a-3).

      (j)  [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J)

               Not applicable.

Item 4.   Ownership
          ---------

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)      Amount Beneficially Owned:

               Randall B. Lauffer                                   946,664(1)/
               Lauffer Grantor Retained Annuity Trust               596,935

      (b)      Percent of Class:

               Randall B. Lauffer                                   8.3%
               Lauffer Grantor Retained Annuity Trust               5.2%


      (c) Number of shares as to which such person has:

               (i)      sole power to vote or to direct the vote:

                        Randall B. Lauffer                          287,063
                        Lauffer Grantor Retained Annuity Trust            0

               (ii)     shared power to vote or to direct the vote:

                        Randall B. Lauffer                          659,601
                        Lauffer Grantor Retained Annuity Trust      596,935

-------------

(1) Includes 46,666 shares held of record by Mr. Lauffer's wife. Also includes 16,000 shares held of record by the Lauffer Irrevocable Trust dated September 22, 1995 and 596,935 shares held of record by the Lauffer Grantor Retained Annuity Trust. The filing of this statement shall not be construed as an admission that Mr. Lauffer is the beneficial owner of any of the shares held of record by his wife or the Lauffer Irrevocable Trust dated September 22, 1995.

               (iii)    sole power to dispose or to direct the disposition of:

                        Randall B. Lauffer                          287,063
                        Lauffer Grantor Retained Annuity Trust            0

               (iv)     shared power to dispose or to direct the disposition of:

                        Randall B. Lauffer                          659,601
                        Lauffer Grantor Retained Annuity Trust      596,935


Item 5.   Ownership of Five Percent or Less of a Class
          --------------------------------------------

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

          Not applicable.


Item 6.   Ownership of More than Five Percent on Behalf of Another Person
          ---------------------------------------------------------------

          Not applicable.


Item 7.   Identification and Classification of the Subsidiary Which Acquired the
          ----------------------------------------------------------------------
          Security Being Reported on By the Parent Holding Company
          --------------------------------------------------------

          Not applicable.


Item 8.   Identification and Classification of Members of the Group
          ---------------------------------------------------------

          Not applicable.


Item 9.   Notice of Dissolution of Group
          ------------------------------

          Not applicable.


Item 10.  Certification
          -------------

          Not applicable.



                               Page 6 of 8 Pages

                                    Signature
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 February 8, 1999
                                        ---------------------------------------
                                                      (Date)

                                              /s/ Randall B. Lauffer
                                        ---------------------------------------
                                                    (Signature)

                                                Randall B. Lauffer
                                        ---------------------------------------
                                             Chief Scientific Officer





                               Page 7 of 8 Pages

                                                                       Exhibit 1
                                                                       ---------

                            Joint Filing Agreement of
                             Randall B. Lauffer and
                     Lauffer Grantor Retained Annuity Trust

         The undersigned hereby agree that the Schedule 13G with respect to the securities of EPIX Medical, Inc. dated as of even date herewith is filed on behalf of each of us pursuant to and in accordance with provisions of Rule 13(d)-1(k) under the Securities Exchange Act of 1934, as amended.

Dated:  February 8, 1999

                                            /s/ Randall B. Lauffer
                                            ------------------------------------
                                            Randall B. Lauffer


                                            LAUFFER GRANTOR RETAINED
                                             ANNUITY TRUST


                                            /s/ Randall B. Lauffer
                                            ------------------------------------
                                            Name: Randall B. Lauffer
                                            Its:  Trustee




                               Page 8 of 8 Pages